UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.__ )*

        VARNER TECHNOLOGIES, INC. (f/k/a Peppermill Capital Corporation)
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         (Title of Class of Securities)

                                    922254107
                                 (CUSIP Number)

                                 August 22, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  922254107               13G                        Page 2 of 6 Pages


----------------------------------------------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert Rapp

----------------------------------------------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                                                (a) [_]
                                                                                                 (b) [_]
----------------------------------------------------------------------------------------------------------------------
         SEC USE ONLY
3

----------------------------------------------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         United States

----------------------------------------------------------------------------------------------------------------------
                                            SOLE VOTING POWER
                                    5
         NUMBER OF                  8,117,223

           SHARES              -----------------------------------------------------------------------------------
                                            SHARED VOTING POWER
     BENEFICIALLY                   6

          OWNED BY
                              ------------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
                                    7
         REPORTING                          8,117,223

         PERSON              ------------------------------------------------------------------------------------
                                            SHARED DISPOSITIVE POWER
           WITH            8
----------------------------------------------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                                            8,117,223
--------------------------------------------------------------------------------------------------------------------

CUSIP NO.  922254107               13G                       Page 3 of 6 Pages


         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

----------------------------------------------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           10%
----------------------------------------------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
12
                           IN
----------------------------------------------------------------------------------------------------------------------

CUSIP NO.  922254107                13G                    Page 4 of 6 Pages


ITEM 1.

     (a)  Name of Issuer
               Varner Technologies, Inc. (f/k/a Peppermill Capital Corporation)

     (b)  Address of Issuer's Principal Executive Offices
               1819 Clarkson Road
               Suite 204
               Chesterfield, Missouri 63017


ITEM 2

     (a)  Name of Person Filing
               Robert Rapp

     (b) Address of principal Business Office or, if none, Residence 1819 Clarkson Road
               Suite 204
               Chesterfield, Missouri 63017

     (c)  Citizenship
               United States

     (d)  Title of Class of Securities
               Common Stock, $.001 Par Value

     (e)  CUSIP Number
               922254107

ITEM 3

     N/A

ITEM 4  OWNERSHIP

     (a)  Amount Beneficially Owned
               8,117,223

     (b)  Percent of Class
               10%

CUSIP NO.  922254107            13G                     Page 5 of 6 Pages

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote
                     8,117,223

          (ii)  shared power to vote or to direct the vote

          (iii) sole power to dispose or to direct the disposition of
                     8,117,223

          (iv)  shared power to dispose or to direct the disposition of

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

               N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.

               N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10   CERTIFICATION.

               N/A

CUSIP NO.  922254107              13G                    Page 6 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                          August 22, 2001
                                          --------------------------
                                          Date


                                          /s/Robert Rapp
                                          ------------------------------------
                                          Robert Rapp